EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August, 2025 (the “Effective Date”) by and between MDR Salisbury, LLC, a Delaware limited liability company (“Seller”), having an address of P.O. Box 8436, Richmond, VA 23226, Attn: Brent Winn, Chief Financial Officer, and Salisbury SC LLC, a Delaware limited liability company, it’s affiliates, successors or assigns (“Purchaser”), having an address of 151 Bodman Place, Suite 201, Red Bank, NJ 07701.

AGREEMENT:

1.SALE

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following (collectively, the “Property”):

(a)Fee simple title in that certain parcel(s) of land having a street address of 2092 Statesville Blvd., Salisbury, NC, commonly known as Salisbury Marketplace Shopping Center, which parcel is more particularly described by the metes and bounds description on Exhibit A attached hereto and made a part hereof (collectively, the “Land”), together with (i) all buildings,  improvements, structures and fixtures located thereon (the “Improvements”), and (ii) all rights, privileges and appurtenances pertaining thereto, including any rights-of-way, open or proposed streets, alleys, strips or gores of land adjacent thereto, easement rights, air rights and development rights benefiting all or any portion thereof, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims (collectively, the “Real Property”);
(b)all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, all machinery and mechanical systems, heating, ventilation and air conditioning systems and equipment, appliances, plumbing systems, electrical systems, furniture, tools and supplies, and all other items of tangible personal property owned by Seller, located on or in and specifically used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants under the Leases (as hereinafter defined);
(c)Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect with respect to the Land and Improvements (collectively, the “Leases”) as listed on Exhibit B hereto, together with all guarantees by any third parties of the obligations set forth in the Leases, all security deposits and other deposits held by or on behalf of Seller pursuant to the Leases, and all rents, issues, recoveries of charges, proceeds and accounts receivable accruing after the Closing;
(d)to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties, warranties, roof warranties, and other agreements that expressly benefit the Real Property or the Personal Property, from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors covering the Property or any part of it; provided that any costs in connection with the transfer of the Fortis roof warranty, including, without limitation, the costs of any inspection, repairs or consent, shall be Seller’s sole responsibility; (ii) all existing surveys, architectural plans, mechanical plans, drawings, reports, analyses, prints and specifications pertaining to the Real Property and the Improvements; (iii) trademarks or trade names associated with the Property, including the name “Salisbury Marketplace Shopping Center”; (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements, and (v)  rights to any and all advertising campaigns and marketing and promotional materials relating to the Land or the Improvements (collectively, the “Intangibles”).
2.PURCHASE PRICE.

The total purchase price to be paid to Seller by Purchaser for the Property shall be Ten Million Dollars ($10,000,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.

3.CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Title Company (defined below).  The Closing shall occur on or before thirty (30) days after the expiration of the Due Diligence Period (as hereinafter defined), or as otherwise agreed by the parties (the “Closing Date”). Notwithstanding anything to the contrary contained herein, Purchaser shall have the one-time right and option to extend the Closing Date for a period of up to fifteen (15) days upon prior written notice to Purchaser no less than three (3) business days prior to the scheduled Closing Date (the “Extension Notice”), which Extension Notice shall set forth the new Closing Date and which Extension Notice may be exchanged between attorneys for the Purchaser and Seller and which may be delivered via e-mail upon which the Extension Notice shall be deemed effective and delivered.

4.DEPOSIT.

Not later than three (3) business days following the Effective Date, Purchaser shall deposit, as its earnest money deposit, the sum of One Hundred Fifty Thousand 00/100 Dollars ($150,000.00) (the “Initial Deposit”) in an escrow with Kensington Vanguard National Land Services, LLC (the “Title Company”), at 41 Madison Avenue, 21st Floor, New York, New York 10010, Attn: Brian Cooper, brianc@kvnational.com, as escrowee, pursuant to the Title Company’s escrow agreement attached hereto as Exhibit C.  Seller acknowledges that, prior to the Effective Date, Purchaser, through an affiliated company, deposited with Title Company the sum of Ten Thousand and 00/100 Dollars ($10,000.00), which amount constitutes a portion of the Initial Deposit to be held by Title Company pursuant to the terms hereof.  Accordingly, the amount of the Initial Deposit required to be paid to Title Company by Purchaser pursuant to this paragraph is One Hundred Forty Thousand 00/100 Dollars ($140,000.00).

Within two (2) business days following the expiration of the Due Diligence Period (as hereinafter defined), if this Agreement has not been terminated by Purchaser in accordance with the terms hereof, Purchaser shall pay to Title Company an additional earnest money deposit in the amount of One Hundred Fifty Thousand 00/100 Dollars ($150,000.00) (the “Additional Deposit”; the Initial Deposit and the Additional Deposit are jointly referred to herein as the “Deposit”).  The Title Company shall hold the Deposit in a non-interest-bearing escrow account.  Except as otherwise set forth herein, at Closing, the Purchaser shall receive a credit of the total amount of the Deposit held by the Title Company toward the Purchase Price and the Title Company shall pay the Deposit to the Seller as a credit toward the Purchase Price.

If Purchaser delivers the Due Diligence Approval Notice prior to the expiration of the Due Diligence Period, then the Initial Deposit shall become non-refundable to Purchaser except in the event of a default by Seller under this Agreement.  The Additional Deposit shall be non-refundable to Purchaser when deposited by Purchaser except in the event of a default by Seller under this Agreement.

5.INSPECTION PERIOD.
(a)At all times prior to Closing, including times following the “Due Diligence Period” (which Due Diligence Period is defined to be the period commencing with the Effective Date of the Access Agreement (as defined below) and continuing through and including the date that is thirty (30) days after the Effective Date, Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants, attorneys, investors, partners and equity sources (collectively with Purchaser, the “Purchaser’s Representatives”) shall be entitled to reasonable access to the Property and to the records pertaining solely to the Property maintained by Seller, exclusive of any confidential or proprietary information, and to conduct all inspections (except to the extent limited by the terms and conditions of this Agreement), obtain, and review any and all documents, information, and due diligence studies as Purchaser deems necessary, and to make such investigations, tests and studies of the Property as Purchaser deems appropriate (except to the extent limited by the terms and conditions of this Agreement), including, but not limited to: (i) entering upon the Land and Improvements to perform non-intrusive inspections and tests of the Land and the Improvements, (ii) making investigations with regard to the physical and environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, (iii) reviewing the Leases affecting the Property, and (iv) interviewing (x) any persons involved in the management and operation of the Property and/or accounting and/or auditing of the Property’s books and records, and (y) all tenants on-site and to schedule interview calls with the corporate offices of tenants to discuss the Property and the applicable tenant’s lease (collectively, “Inspections”). Purchaser shall provide not less than twenty-four (24) hours’ prior notice to Seller (which notice may be given by e-mail from Purchaser and/or Purchaser’s counsel) before conducting any Inspections at the Property.  Seller shall have the right to accompany the Purchaser’s Representatives whenever they access the Property or communicate with any tenants.  If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria, in its sole discretion, for any reason or no reason, for the purchase, financing or operation of the Property in the manner contemplated by Purchaser, then Purchaser may terminate this Agreement by written notice to Seller (the “Due Diligence Termination Notice”) (which Due Diligence Termination Notice may be given by e-mail from Purchaser and/or Purchaser’s counsel), delivered not later than 11:59 p.m. (Eastern Standard Time) on the last day of the Due Diligence Period, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement or the Access Agreement.  If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is acceptable for Purchaser’s purposes and that it desires to proceed with the transaction contemplated by this Agreement, Purchaser shall deliver a written notice of approval (the “Due Diligence Approval Notice”) (which Due Diligence Approval Notice may be given by e-mail from Purchaser and/or Purchaser’s counsel), to Seller before the expiration of the Due Diligence Period, in which event this Agreement shall remain in full force and effect.  If Purchaser does not deliver either of the Due Diligence Termination Notice or the Due Diligence Approval Notice prior to the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Title Company shall immediately refund the Deposit to Purchaser without further action by Seller, and neither party shall have any further rights or liabilities hereunder except for those provisions which expressly survive the termination of this Agreement or the Access Agreement.
(b)Purchaser acknowledges that Seller has delivered to Purchaser the Property Information Documents, as defined in the Access Agreement.
(c)Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements.  Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements, including without limitation any soil borings, groundwater testing or other “Phase 2” environmental inspections (any such investigation, examination or study, an “Intrusive Investigation”) without obtaining the prior written consent of Seller (which consent may be withheld by Seller).  In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or any other comparable investigation, Purchaser will provide a written scope of work to Seller describing exactly what procedures Purchaser desires to perform in connection with any Intrusive Investigation.  Purchaser and Purchaser’s Representatives shall, in performing its investigations or any Intrusive Investigation, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements.  Prior to any entry by any Purchaser’s Representatives onto the Property, such Purchaser’s Representatives shall: (i) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Inspections (with a Designated Location General Aggregate Limit endorsement), with Seller named as an additional insured on an endorsement reasonably satisfactory to Seller, with limits of liability of at least $1,000,000.00 per occurrence, $3,000,000.00 general aggregate, written on an occurrence basis, with such coverage being primary and non-contributory when any policy issued to Seller provides duplicate or similar coverage, and in such circumstance Seller’s policy will be excess over the Purchaser’s Representative’s policy; and (ii) deliver to Seller, at Seller’s option, either:

(a) a copy of the above-described insurance policy, or (b) a certificate of insurance, evidencing that such insurance is in force and effect.  Such insurance shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all Inspections, or (y) the closing of the purchase and sale of the Property pursuant to this Agreement.  Purchaser and Purchaser’s Representatives shall: (a) maintain workers’ compensation insurance in accordance with the applicable laws of the state in which the Land and Improvements are located; and (c) promptly pay when due any third party costs associated with inspections.  This Section 5(c) shall survive Closing or any termination of this Agreement.

(d)Seller shall cooperate with Purchaser’s Representatives in Purchaser’s Inspections, at Purchaser’s sole cost and expense, including without limitation: (i) complying with reasonable requests for information and records that Purchaser is entitled to review pursuant to this Agreement; (ii) assisting Purchaser in obtaining governmental agency or other records and upon Purchaser’s request, communicating directly with any governmental agencies, for the purpose of, inter alia, understanding prospective entitlements and incentives available with respect to the Property; and (iii) granting Purchaser access to the entire Property, subject to and in accordance with the rights of tenants and Seller, as landlord, with respect to tenant leased premises.

(e)Purchaser agrees that any activities by or on behalf of Purchaser, including, without limitation, the Inspections, the entry by Purchaser or any other Purchaser’s Representatives onto the Property or the other activities of Purchaser or any other Purchaser’s Representatives with respect to the Property (collectively, “Purchaser’s Activities”) shall not unreasonably disturb or disrupt the business operations at the Property. In the event that, as a result of Purchaser’s Inspections, any damage occurs to the Real Property, then Purchaser shall promptly repair such damage at Purchaser’s sole cost and expense, except that Purchaser shall have no restoration or repair obligation with respect to damage related to or resulting from (a) any pre-existing conditions, and/or (b) the acts of Seller or its agents, employees, contractors or representatives. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys and court costs) (collectively, “Losses”) that Seller actually suffers or incurs as a result of (i) a breach of Purchaser’s agreements set forth in this Section 5 in connection with its due diligence inspections or the Access Agreement or (ii) physical damage to the Real Property or bodily injury to Seller, Seller personnel, or any third-party caused by any Purchaser’s Representatives; provided, however, in no event shall Purchaser be liable for (i) any matters arising from Purchaser’s mere discovery of any condition at the Property, (ii) any damages to the marketability of the Property or claims for diminution in value resulting from any adverse tests or inspections obtained by Purchaser, (iii) any damages resulting from any pre-existing condition(s), and/or (iv) damages resulting, in whole or in part, from the acts of Seller or its agents, employees, contractors or representatives, provided that, Purchaser shall be liable for damages resulting in part from the acts of Seller or its agents, employees, contractors or representatives and in part from the acts of Purchaser’s Representatives, but only to extent such damages result from the acts of Purchaser’s Representatives and only for the damages resulting from the acts of Purchaser’s Representatives. If any litigation or other legal action or proceeding is brought against Seller by reason of any matter indemnified against in this Section 5(e), then Purchaser, upon notice from Seller, shall defend the claim at Purchaser’s expense with counsel reasonably satisfactory to Seller.  This Section 5(e) shall survive Closing or any termination of this Agreement, with respect to any claims or liability accruing prior to such closing or termination.

(f)The Purchaser’s Representatives’ entry upon the Property shall be at their own risk.  Purchaser, on its own behalf and on behalf of all other Purchaser’s Representatives, expressly assumes all risk of any injury to person or property resulting from the Purchaser’s Representatives’ entry upon the Property, except injuries resulting solely and directly from Seller’s negligence or willful misconduct.  Purchaser, on its own behalf and on behalf of all other Purchaser’s Representatives, releases Seller and its insurers, successors in interest, agents, employees, representatives, assignees, officers, members, managers, directors and shareholders from any and all liability and/or claims for injury, including death or property damage arising from the Purchaser’s Representatives’ entry upon the Property, except only injuries resulting solely and directly from Seller’s negligence or willful misconduct.  This Section 5(f) shall survive Closing or any termination of this Agreement.

(g)Purchaser shall keep confidential all data and information gathered during the Inspections, and will not disclose any such data or information, or the contents, findings or analysis of any report related thereto, to any third-party without the express written consent of Seller, which may be given or withheld in Seller's sole and absolute discretion, except that Purchaser shall have the right to provide such information to any Purchaser’s Representatives who have an obligation of confidentiality to Purchaser similar to the obligations assumed by Purchaser hereunder, to the extent necessary to complete its due diligence with respect to the Property.  Further, if and to the extent Purchaser is advised by Purchaser’s counsel that Purchaser is legally required or compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any such information, Purchaser may disclose such information provided that (a) prior to disclosing the information in accordance with legal requirements, Purchaser shall to the extent legally permissible notify Seller and give Seller the opportunity to seek appropriate protections in connection with such disclosure, and (b) Purchaser shall disclose only that portion of the information that Purchaser’s counsel advises Purchaser is legally required to disclose, and shall continue to maintain the confidentiality of the balance of the information.  This Section 5(g) shall survive any termination of this Agreement.

(h)Within five (5) days of written of notice from Seller after the termination of this Agreement, Purchaser shall provide to Seller copies of all third-party work product related to any Inspections, including without limitation all engineering reports, zoning reports, surveys, building condition reports, and other tests and reports regarding the Property obtained by Purchaser, but excluding any market studies, feasibility analyses or other proprietary information.  Further, Purchaser shall not disclose to Seller any information from any Inspections or reports related to hazardous materials, environmental contamination, or compliance with environmental laws, except after express written request by Seller for such information.  This Section 5(h) shall survive any termination of this Agreement.

(i)Seller and Purchaser acknowledge that Seller and a predecessor-in-interest to Purchaser, FNRP CVT LLC, entered into an access agreement (the “Access Agreement”) with an effective date of July 8, 2025 (the “Effective Date of the Access Agreement”) permitting limited due diligence prior to the execution of this Agreement, which Access Agreement has been duly assigned by FNRP CVT LLC to Purchaser. Purchaser hereby assumes the obligations of FNRP CVT LLC under the Access Agreement.  Seller and Purchaser agree that the provisions of the Access Agreement are incorporated herein by reference and will be deemed part of this Agreement, irrespective of any termination of the Access Agreement prior to Closing or prior to the termination of this Agreement. In the event any terms or conditions of this Agreement conflict with, disagree with or are contrary to the provisions contained in the Access Agreement, this Agreement shall be deemed controlling and shall supersede any contradictory provision(s) therein.

6.TITLE AND SURVEY MATTERS.
(a)Subject to Purchaser’s right to conduct inspections as provided for in Section 5, at Closing, Seller agrees to deliver to Purchaser a Special Warranty Deed (“Deed”), executed by Seller, in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”):  (1) real property taxes assessed against the Property for the year in which Closing occurs, subject to the provisions of this Agreement regarding payment and/or proration and adjustment of such taxes between the parties at Closing; and (2) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances, including but not limited to any existing violations thereof; (3) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Mandatory Cure Items) that are of record on the Effective Date; (4) any Title Objections that Seller elects, or is deemed to have elected not to cure, but despite which, Purchaser nevertheless elects to close; (5) physical matters and conditions, if any, that exist at the Property on the Effective Date and that would be disclosed by a current survey or inspection of the Property; and (6) such other matters as Purchaser either waives, assumes or consents to in writing.
(b)Purchaser shall order a commitment for title insurance (“Title Commitment”) issued by the Title Company for the Property, pursuant to which the Title Company commits, subject to the fulfillment of any requirements stated therein, to deliver to Purchaser at Closing an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA standard exceptions deleted, except for the standard survey exception), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible title to the Property, and subject only to the Permitted Exceptions (the “Title Policy”).
(c)During the Due Diligence Period, Purchaser may obtain a survey of the Property (the “Survey”).
(d)During the Due Diligence Period, Purchaser may review title to the Property as disclosed by the Title Commitment.  If the Title Commitment and/or Survey discloses exceptions to title or matters of survey which are not acceptable to Purchaser (collectively, “Title Objections”), Purchaser shall, no later than five (5) days prior to the expiration of the Due Diligence Period, notify Seller of any such Title Objections to which Purchaser objects (any such notice, a “Defect Notice”). Notwithstanding the foregoing, Seller shall be unconditionally obligated to cure and remove (or, if acceptable to Purchaser, procure title insurance over) all of the following classes of Title Objections (“Mandatory Cure Items”), if any, whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to

Purchaser after the date of the Title Commitment, and whether or not raised in a Defect Notice:  (i) liens securing a mortgage, deed of trust or trust deed affecting the Property, (ii) judgment liens against Seller or its managing agent; (iii) liens for delinquent real estate taxes and assessments; (iv) all mechanics, materialman’s and similar liens (and/or notices of the same) filed against all or any portion of the Property and that attach to Seller’s fee simple title (but specifically not including any of the same resulting from work performed by, on behalf of, or with the consent of Purchaser in the performance of its investigations during the Due Diligence Period), (v) any monetary liens, judgments, loan security documents or other voluntary encumbrances which encumber the Property, and (vi) broker’s liens based on the written agreement of Seller or its managing agent. As to any Title Objections raised by Purchaser in its Defect Notice, Seller may advise Purchaser in writing (“Seller’s Cure Notice”) within three (3) days after receipt by Seller of Purchaser’s Defect Notice, which (if any) of the Title Objections (other than Mandatory Cure Items) specified in Purchaser’s Defect Notice Seller is willing to cure and/or remove (the “Seller’s Cure Items”).  If Seller delivers a Seller’s Cure Notice, and identifies any Seller’s Cure Items, Seller shall be unconditionally obligated to cure or remove the Seller’s Cure Items prior to the Closing.  In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Title Objection specified in Purchaser’s Defect Notice, then Purchaser, as its sole and exclusive remedy for Seller’s refusal to cure Title Objections, may elect to either (a) terminate this Agreement by delivering written notice to Seller within two (2) days following Purchaser’s receipt of Seller’s Cure Notice (or if Seller does not deliver Seller’s Cure Notice, then within two (2) days following the last date upon which Seller could have served Seller’s Cure Notice), or (b) proceed to close, accepting title to the Property subject to those Title Objections not included in Seller’s Cure Notice. Upon delivery of such termination notice by Purchaser, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement, and the Deposit shall be immediately returned to the Purchaser.
(e)Any matters first raised by the Title Company in a title update subsequent to the date Purchaser sent the Defect Notice, or if the surveyor revises the Survey with exceptions which were not included in the Title Commitment or the initial Survey, whether before or after the expiration of the Due Diligence Period (“Subsequent Matters”), then Purchaser shall have the right to object to such Subsequent Matters and the provisions of subsection (d) above applicable to Purchaser’s initial Title Objections shall apply equally to any such Subsequent Matters raised by Purchaser.
(f)If Seller elects to remove Title Objections by delivery of a Seller’s Cure Notice but fails to cause such Seller’s Cure Items to be removed as of the Closing Date or fails to cure and remove any Mandatory Cure Items as of the Closing Date, then, subject to Section 16(c), Seller shall be deemed in default of this Agreement, and Purchaser may either (i) exercise its rights under Section 16(a), or (ii) proceed to close, accepting title to the Property subject to such Seller Cure Items.

7.SELLER’S REPRESENTATIONS.

7.1Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects (the “Seller Representations”):

(a)Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of North Carolina.  Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents.  The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.
(b)This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller or on behalf of Seller, and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.
(d)To Seller’s actual knowledge, there are no administrative governmental proceedings against Seller or the Property that, if such proceedings were to result in a final determination against Seller or the Property, would result in any encumbrance upon the Property, liability to Purchaser as the new owner of the Property, or would affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement.
(e)Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.
(f)To Seller’s actual knowledge, there is no contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.
(g)Seller has received no written notification from any governmental authority having jurisdiction over the Property that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws.  As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements.  As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.
(h)Seller is fee title owner of the Property.
(i)There are no leases, licenses, or other occupancy or possessory agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force as of the Closing Date except the Leases, and Exhibit B is a true and correct list of the documents constituting the Leases and all amendments, modifications, and supplements thereto. With respect to the Leases: (i) all of the Leases are presently in full force and effect, and to Seller’s actual knowledge, except as may be set forth on the Rent Roll, there is no default by any tenant; (ii) all rent is being collected on a current monthly basis and, except as may be set forth on the Rent Roll, there are no arrearages in rent; (iii) no tenant has prepaid rent by more than 30 days in advance; (iv) any tenant improvements that Seller, as landlord, is obligated to complete, prior to the date hereof and pursuant to any of the Leases, has been completed and accepted by the tenants and all tenant inducements or allowances that Seller is obligated to provide under the Leases has been provided or will be paid and provided prior to Closing; (v) Seller has not received any notice of cancellation or termination from any of the tenants under the Leases; (vi) Seller has not assigned or pledged any of the Leases or the rents thereunder, except to secure financing for the Property which will be released at Closing; (viii) there are no tenants or occupants at the Property or any other persons with rights to use all or any portion of the Property other than the Tenants under the Leases, nor are there any leases, licenses, or occupancy agreements, written or oral, in effect relative to the Property or any portion thereof, other than the Leases; (ix) to Seller’s actual knowledge, Seller, in its capacity as landlord, nor any of the tenants under the Leases other than any late rent or additional rent disclosed on the accounts receivable schedule provided to Purchaser by Seller attached hereto as Exhibit L, is not in default of any material obligations under the Leases, nor, to Seller’s actual knowledge, do any circumstances exist which, with the passage of time or the giving of notice, or both, would ripen into a default on the part of Seller, in its capacity as landlord, or any of the tenants, under any of the Leases with respect to any material non-monetary obligation under the Leases, (x) none of the tenants are entitled to any concessions, rebates, or free rent for any period subsequent to the Closing, (xi) [intentionally omitted], (xii) no tenant is asserting any claim of offset or other defense, counterclaim or other claim under its Lease, including, without limitation, asserting any audit rights or contesting operating expenses or such tenant's obligation to pay operating expenses, and all reconciliations with respect to additional rent payable under any of the Leases, including on account of taxes, common area expenses and/or operating expenses (collectively, "Charges"), for all periods prior to January 1, 2025 have been completed and any and all amounts owing to any tenants or former tenants as a result thereof have been paid in full. As of the Effective Date, no tenant or former tenant is currently conducting an audit with respect to Charges for any period prior to January 1, 2025; (xiii) no tenant has notified Seller, as landlord, in writing, of any default by Seller pursuant to any Leases that remains uncured, (xiv) no tenant has asserted any claim for offset, deduction, concession or counterclaim which, as of the date hereof, has not been satisfied; (xv) other than as may be set forth in the Leases, no tenant has a right of first refusal or an option to purchase the Property; and (xvi) all leasing commissions and brokerage fees regarding the Leases or any future leases or as to the procuring of tenants have been paid and performed in full, other than any leasing commissions or brokerage fees that will become due upon the future exercise by any tenant of an option to extend the term of a Lease. Notwithstanding the foregoing, Seller discloses the following:
i.A tenant improvement allowance of up to $10,000.00 is outstanding pursuant to the Lease of space to Insight Human Services.  Seller is awaiting documentation from the tenant as to completion of the tenant improvements, upon receipt of which Seller will pay such allowance as required pursuant to the Lease.  If not paid by Seller prior to Closing, then the amount due to the tenant shall be credited to Purchaser at Closing.
ii.Prior to the fourth quarter of 2024, Seller improperly billed Food Lion for additional rent annually rather than quarterly, resulting in additional rent for such prior periods that Seller is unable to recover from Food Lion pursuant to the Food Lion Lease.  Therefore, for years prior to 2025, there are discrepancies between Seller’s financial records and the additional rent that would have been due pursuant to the Food Lion Lease if properly billed quarterly by Seller.
(j)To Seller’s actual knowledge, Seller is not party to any service contracts, management contracts or other comparable agreements in respect of the Property (collectively, “Service Contracts”) other than the Service Contracts listed on Exhibit E hereto, none of which will be binding upon the Land and the Improvements following the Closing Date. There are no listing agreements, brokerage agreements, or other leasing agreements into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing, or that will be binding upon Purchaser following the Closing.
(k)Seller is not a party to any non-recorded development, cost-sharing, recapture or like-agreements burdening either Seller or the Property that will be binding upon Purchaser or the Property after the Closing of the transactions described by this Agreement.

(l)To Seller’s actual knowledge, there are no legal or equitable actions, suits or other legal proceedings, including bankruptcy proceedings, threatened in writing against the Property or any part thereof. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.
(m)Attached hereto as Exhibit F is a true, correct, and certified copy of the current annual and monthly rent roll for the Property (the “Rent Roll”) which Rent Roll shows any arrearages and security deposits currently held by Seller.
(n)Seller has no employees at the Property.
(o)To Seller’s actual knowledge, there exist no defaults which are continuing beyond applicable periods of notice and/or grace by Seller under any encumbrance pertaining to the Property.
(p)Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property, excluding, for the avoidance of doubt, expansion options in favor of tenants under existing Leases to lease additional space at the Property.
(q)Seller has not received written notice of any possible future improvements by any municipality that might create a special assessment against any part of the Property.
(r)Seller has received no written notice of any violations, pending or threatened violations or enforcement actions pertaining to the Property with respect to any applicable zoning, ordinances or requirements, building, electrical, plumbing or fire codes, environmental laws, regulations or requirements for which have not been corrected to the satisfaction of the issuer of the notice.
(s)To Seller’s actual knowledge, all licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property, have been duly issued and are in effect.  To Seller’s actual knowledge, neither the Property nor the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property, other than any use or structure that constitutes a legal nonconformity.  Seller has not received, nor is aware of, any written notice from any insurance company or underwriter of any defects that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.  Seller has not sold, transferred or assigned any entitlements, development rights, development units or impact fee credits with respect to the Real Property.
(t)To Seller’s actual knowledge, the water, sewer, electric, telephone, and drainage facilities that are installed and connected to the Property are adequate to permit full compliance with all requirements of law and the Leases.  To Seller’s actual knowledge, any permits and connection fees for same are fully paid.  To Seller’s actual knowledge, no fact or condition exists which would result in the termination of such utilities services to the Property.
(u)All insurance policies held by Seller with respect to the Property are in full force and effect. Seller has not received any written notice of default or written notice terminating or threatening to terminate any insurance policies.
(v)All sums payable by Seller by reason of any labor or materials heretofore furnished with respect to the Property pursuant to a direct contract with Seller have been, or in the ordinary course of  business prior to the Closing Date will be, paid, and Seller knows of no material dispute in connection therewith.

7.2For purposes of this Agreement, Seller’s “knowledge” and similar phrases means the actual, current knowledge of Brent Winn, Chief Financial Officer of Seller, provided that this definition of knowledge is intended solely to establish the scope of facts that shall be considered known by Seller for the purposes of this Agreement and not to impose on such person any personal liability or obligation to investigate.

7.3Notwithstanding any provision in this Agreement to the contrary, no claim for a breach of any representation or warranty of Seller hereunder or in any agreement or other instrument delivered by Seller at Closing shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which (a) is disclosed in this Agreement (b) is disclosed in the documents delivered by Seller at Closing, (c) is disclosed in the documents and materials provided by Seller to Purchaser or made available to Purchaser pursuant to this Agreement and/or the Access Agreement, or (d) is known by Purchaser at or prior to Closing, and Purchaser shall be estopped from claiming a breach of such representation or warranty following Closing.  This Section 7.3 shall survive Closing.

7.4Change in Seller Representations.

(a)To the extent that any Purchaser’s Representatives obtain actual knowledge prior to the expiration of the Due Diligence Period that a change of circumstances has occurred after the Effective Date that renders any of the Seller Representations inaccurate, untrue, or incorrect in any way, such Seller Representations shall be deemed modified to reflect Purchaser’s knowledge, and Seller shall not be in default under this Agreement unless the change in circumstances was within the control of Seller and was caused by Seller’s actions in breach of this Agreement. If the change in circumstances was within the control of Seller and was caused by Seller’s actions in breach of this Agreement, then, subject to Section 16(c), Purchaser shall have the rights set forth in Section 16(a).
(b)To the extent that any Purchaser’s Representatives obtain actual knowledge prior to Closing that a change of circumstances has occurred after the expiration of the Due Diligence Period that renders any of the Seller Representations materially inaccurate, untrue, or incorrect, such Seller Representations shall be deemed modified to reflect Purchaser’s actual knowledge, and Seller shall not be in default under this Agreement unless the change in circumstances was within the control of Seller and was caused by Seller’s actions in breach of this Agreement.  If the change in circumstances was within the control of Seller and was caused by

Seller’s actions in breach of this Agreement, then, subject to Section 16(c), Purchaser shall have the rights set forth in Section 16(a).  If the change in circumstances was not within the control of Seller or was not caused by Seller’s actions in breach of this Agreement, then Purchaser’s sole remedy shall be to terminate this Agreement by written notice to Seller within thirty (30) days after Purchaser obtains actual knowledge of the changed circumstances, in which case the Deposit shall be returned to Purchaser, and Purchaser and Seller each shall be relieved of all obligations under this Agreement, except for those expressly stated to survive termination.

7.5The Seller Representations shall survive the Closing Date and the delivery of the Deed, but any action, suit or proceeding brought by Purchaser against Seller under this Agreement or under any such documents shall be commenced and served, if at all, on before the date which is nine (9) months following Closing (the “Survival Period”).   A claim for a breach of any representation, warranty, covenant or other agreement of Seller shall be actionable only if: (a) the substance of such claim first occurs or first becomes known to Purchaser after Closing, and (b) the valid claims for all such breaches collectively aggregate more than $50,000, in which event the full amount of such claim shall be actionable up to the Cap, and (c) any action, suit or proceeding brought by Purchaser against Seller for any such claims shall be commenced and served prior to the expiration of the Survival Period.  As used herein, the term “Cap” shall mean the total aggregate amount of $200,000.00, provided, however, Seller acknowledges and agrees that the aforementioned minimum and maximum amounts shall not apply to any liability of Seller with respect to the proration provisions or post-closing adjustment obligations set forth in this Agreement. This Section 7.5 shall survive the Closing.  It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations were true and correct, in all material respects, as of the Effective Date, and remain true and correct in all material respects as of the Closing Date (the “Representation Condition”).

7.6.PROPERTY TRANSFERRED “AS IS AND WHERE IS”.  Except for the representations, warranties, and covenants of Seller in this Agreement or in the documents delivered by Seller at Closing, it is understood and agreed that Seller has not made and is not making and specifically disclaims any warranties, representations or guarantees of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, its suitability for any particular purpose or use, or any information regarding the Property obtained by Purchaser from any source, including but not limited to Seller.  Purchaser acknowledges that it is generally familiar with the Property and is a sophisticated buyer of real estate, and that it is relying upon its own expertise and that of its consultants in purchasing the Property and that it will conduct such inspections and investigations as it deems necessary including, but not limited to, the physical and environmental conditions thereof, and shall rely upon the same.  Subject to the representations, warranties and covenants expressly contained in this Agreement and in the deed delivered at Closing, Seller shall sell and convey to Purchaser, and Purchaser shall accept the Property, “AS IS, WHERE IS, WITH ALL FAULTS.”  Neither Seller nor Purchaser is liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any broker, agent, employee, servant or other person, unless the same are expressly set forth herein.  Seller and Purchaser acknowledge that the provisions of this Section 7A are an integral part of the transaction contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this Section 7A.  Seller and Purchaser agree that the provisions of this Section 7A shall survive Closing or any termination of this

Agreement.  The provisions of this Section 7A shall survive indefinitely Closing or any termination of this Agreement, and shall not be merged into the Closing.

8.PURCHASER’S COVENANTS AND REPRESENTATIONS.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

(a)Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents.  The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.
(b)This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.
9.ACTIONS AFTER THE CONTRACT DATE.  The parties covenant to do the following through the Closing Date:
(a)From and after the Effective Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to this Agreement. From and after the Effective Date, Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon.
(b)Seller shall (a) operate and maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted) and consistent with Seller’s past practices; (b) shall maintain existing insurance coverage in full force and effect; (c) perform any work relating to the Property at its sole discretion, and timely make all repairs and maintenance of equipment or improvements, the same as though Seller were retaining the Property in its present condition; and (d) otherwise operate and maintain the Land and the Improvements in the ordinary course of Seller’s business.
(c)Notwithstanding anything contained herein to the contrary, Seller shall not, after the expiration of the Due Diligence Period, execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any of the Leases, unless Seller obtains Purchaser’s advance written consent, which shall not be unreasonably withheld, conditioned, or delayed.  Seller shall have the right to enforce the rights and remedies of the landlord under any Lease in a manner consistent with its past practices except that Seller shall not evict any tenant and/or apply all or any portion of any security deposits held by Seller toward any loss or damage incurred by Seller by reason of any defaults by any tenants.
(d)During the pendency of this Agreement, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Property, nor will Seller sell the Property to another party other than Purchaser.
(e)During the pendency of this Agreement, Seller will not remove any Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.
(f)All Service Contracts shall be terminated by Seller on or before the Closing, at Seller’s sole cost and expense. From and after the Effective Date, Seller shall not enter into any new Service Contracts that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion). Any Service Contracts entered into following the Effective Date shall be terminated, effective as of the Closing Date, by Seller at or prior to Closing, at Seller’s sole cost and expense. Notwithstanding anything in this Section to the contrary, Seller agrees that all property management and leasing agreements entered into by Seller shall be terminated, effective as of the Closing Date, at the sole cost and expense of Seller.
(g)During the pendency of this Agreement, Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.
(h)Seller shall, prior to the Closing, promptly (a) comply with all legal requirements relating to the Property; (b) comply with all instruments of record affecting the Property in accordance with the provisions thereof and within the time period permitted thereby; and (c) comply with all requirements of any insurance company insuring the Property. Notwithstanding the foregoing, Seller shall not be obligated to cure: (x) any violations, existing on the Effective Date, of any legal requirements or instruments of record; or (y) any legal nonconforming use or structure.

(i)Seller shall notify Purchaser in writing promptly upon obtaining knowledge of any material change in any of Seller’s representations and warranties contained in this Agreement and shall promptly provide Purchaser with a copy of any notice of default received from any tenant or given to any tenant between the Effective Date and the Closing Date.
(j)[intentionally omitted]
(k)Seller shall request from tenants estoppel certificates, each dated within 30 days of the Closing Date, certified to Purchaser and Purchaser’s lender, which estoppel certificates shall be without material and/or adverse modification to the form of estoppel certificate attached as Exhibit G hereto or such form as otherwise approved by Purchaser and Purchaser’s lender, from (i) Food Lion, Citi Trends and Family Dollar (collectively referred to herein as the “Major Tenants”), and (ii) other tenants leasing at least seventy-five percent (75%) of the remaining aggregate of the leased rentable square footage of the Improvements (and each lease guarantor of a Lease for which an estoppel certificate is required, as applicable) (collectively, the “Required Tenant Estoppel Certificates”).  Each Required Tenant Estoppel Certificate shall not contain any Disqualifying Statements (as defined below).  Seller’s failure to obtain any Required Tenant Estoppel Certificates shall not constitute a default by Seller under this Agreement.   As used in this Agreement, the term “Disqualifying Statement” shall mean that an estoppel certificate contains a statement or certification that discloses (i) any material adverse (to the landlord) economic terms of the applicable Lease that are not expressly contained in the Lease or which are contingent in the Lease but such contingency has occurred, (ii) the existence of one or more material uncured defaults of either Seller or the tenant under the applicable Lease, (iii) the existence of one or more material claims of the tenant against Seller, (iv) the existence of one or more unresolved disputes between Seller and the tenant in connection with the Lease, (v) contains a material discrepancy between the Lease documents listed on the estoppel and the lease documents provided by Seller, (vi) a materially higher amount of security held by Seller as set forth on the estoppel than the amount of security held by the landlord pursuant to the applicable Lease and/or the rent roll, (vii) contains a material discrepancy, adverse to the landlord, between the information set forth in the estoppel and the information set forth on the rent roll provided by Seller, and/or (viii) any other information that would constitute or result in an effect, fact, event, condition, development or change (a) that is, or following the Closing will be, when considered individually or in combination with any other directly associated or related effects, facts, events, conditions, developments or changes, materially adverse to the business, results of operations, or financial condition of the Property, taken as a whole, or (b) would expose Purchaser, as the owner of the Property following the Closing, to any civil or criminal liability. Purchaser shall have three (3) calendar days following receipt of an estoppel certificate to review and identify to Seller any Disqualifying Statement contained therein. In the event that any estoppel certificate delivered to Purchaser contains a Disqualifying Statement, such estoppel certificate shall be excluded in determining whether Seller has delivered a sufficient amount of the Required Tenant Estoppel Certificates.  It shall be a condition precedent to Purchaser’s obligation to proceed to close hereunder that, on or prior to the Closing, Seller delivers to Purchaser the Required Tenant Estoppel Certificates without any Disqualifying Statements.
(l)In the event that Purchaser’s lender, if any, requests Purchaser to provide any subordination, non-disturbance and attornment agreements (“SNDA”) for any Leases that are not self-subordinating or for any Major Tenant or a tenant whose Lease (or a memorandum thereof)

is recorded in the public registry, then Seller shall request such SNDA from such tenants.   Seller’s failure to obtain any SNDA shall not constitute a default by Seller under this Agreement.  In the event Seller is unable to deliver any SNDAs requested by Purchaser’s lender with respect to any of the Leases described above in this Section 9(l) at or prior to Closing, Purchaser shall have the right to (i) terminate this Agreement by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement, or (ii) waive the requirement for satisfaction of this condition precedent and proceed to Closing, in which event Seller shall deliver to Purchaser any SNDAs obtained as of the Closing Date.
(m)If the Property is subject to a declaration of covenants, conditions and restrictions, reciprocal easement agreements, or similar instrument governing or affecting the use, operation, maintenance, management or improvement of the Property, Seller shall request from the declarant, association, committee, agent and/or other person or entity who is a party to or having governing or approval rights under said documents an estoppel certificate in form and substance sufficient for the Title Company to issue ALTA 5.1 and 9.1 endorsements to the Title Policy (collectively, the “REA Estoppels”).
(n)Seller agrees to take whatever steps are reasonably necessary to formally transfer, without warranty, ownership and control of the content on the pages of the material websites, domain names for each website, all material social media accounts and profiles, all associated web addresses, URL’s, websites and web pages, and Google My Business and other location and map engines relating to the Property and owned by Seller (“Intellectual Property”) to Purchaser within ten (10) days following the Closing.  This provision shall survive Closing.
10.CONDITIONS PRECEDENT TO CLOSING.

Notwithstanding anything to the contrary herein, the obligations of Purchaser to pay the Purchase Price and to perform Purchaser’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a)	All tenants pursuant to the Leases shall be open, operating and paying in full all rental payments due under their respective leases, and shall not otherwise be in default of their lease.
(b)	As of the Closing Date, the representations made by Seller to Purchaser as of the Effective Date shall be true, accurate and correct as if specifically remade at that time; provided, however, that if the failure of a condition is within the control of Seller and caused by Seller’s actions in breach of this Agreement, then Purchaser shall be entitled to its remedies as provided in Section 16(a) of this Agreement.
(c)	At the Closing, the Title Company shall issue to Purchaser the Title Policy, provided that if the Title Company’s failure to issue to Purchaser the Title Policy is due to Purchaser’s failure to satisfy any of the Title Company’s requirements for issuance of the Title Policy that are not obligations of Seller under this Agreement, then this condition precedent shall be deemed to have been satisfied.
(d)	[intentionally omitted]
(e)	No Major Tenant, nor any other tenant whose leased premises contain rentable square feet of over 3,000 square feet, shall have terminated, or given notice of intent to terminate, its Lease or shall have vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding, provided that the expiration of the term of one or more Leases and vacation of the applicable tenant(s) after the Effective Date shall not constitute a failure of this condition precedent.
(f)	Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Purchaser in writing and in its sole and absolute discretion prior to the Closing.
(g)	Seller shall have delivered to Purchaser, at or prior to the Closing Date, all of the Required Tenant Estoppel Certificates, REA Estoppels, and any required SNDAs, in accordance with Section 9 of this Agreement.
(h)	Seller shall have delivered at Closing (i) all the documents provided for in Section 11 of this Agreement and (ii) possession of the Property.
11.SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

(a)A North Carolina Special Warranty Deed, in substantially the form attached hereto as Exhibit I, conveying, to Purchaser fee simple title to the Property, subject only to the Permitted Exceptions.
(b)Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit H.
(c)Two (2) duly executed counterparts of an Assignment and Assumption of Contracts and Intangibles (an “Assignment of Contracts”) in the form attached hereto as Exhibit K.
(d)Appropriate corporate resolutions and consents, as required by the Title Company.

(e)(1) Such affidavits, indemnities and lien waivers, on the applicable North Carolina Land Title Association forms, as may be requested by the Title Company to insure title to the Property without exception for contractor’s or materialmen’s liens, with such modifications as may be requested by Seller and agreed to by the Title Company; and (2) if requested by the Title Company, a North Carolina Land Title Association Affidavit of Understanding and Indemnity and Hold Harmless Agreement Regarding Computer Data Migration (VCAP to E-Courts Odyssey Portal), rev. July 11, 2023, with such modifications as may be requested by Seller and agreed to by the Title Company.
(f)Seller’s certificate stating that there are no tenants, occupants or other third parties in possession of the Property or having any right to possession of the Property, under any unrecorded leases or otherwise, other than the tenants under the Leases, in such form as may be required by the Title Insurer to insure title to the Property without exception for unrecorded leases and parties in possession other than the tenants under the Leases.
(g)Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.
(h)Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
(i)If applicable, with respect to any security deposits that are letters of credit, Seller shall, if the same are held by Seller, (a) deliver to Purchaser at the Closing such original letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.
(j)Notices to each of the tenants under the Leases, to be delivered by Seller, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct.
(k)An updated and certified rent roll, which Seller shall so certify as true and correct.
(l)Originals or certified copies of the Leases and all guaranties relating thereto.
(m)A bill of sale assigning and conveying to Purchaser the Personal Property without warranty (the “Bill of Sale”) in the form attached hereto as Exhibit J.
(n)A certificate from Seller that each of the Seller Representations is true and correct as set forth herein as of the Closing Date, subject to any changes in the Seller Representations pursuant to Section 7.4.
(o)Terminations, effective no later than Closing, of all Service Contracts and any other management or leasing agreements affecting the Property;

(p)Financial statements and corresponding backup required for year-end reconciliations with tenants.
(q)Possession of the Property, subject to the Leases, and (a) keys for all common areas, locks for all vacant spaces, if any, and any keys provided by tenants; and (b) tenant files and plans and specifications for each of the current tenants in the Property.
(r)Any additional documents that the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
12.PURCHASER’S CLOSING DELIVERIES.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

(a)	Two (2) Closing Statements executed in counterpart by Purchaser.
(b)	Two (2) Assignment of Leases executed in counterpart by Purchaser.
(c)Any additional documents that the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
13.PRORATIONS AND ADJUSTMENTS.

Prorations shall be made as of 12:01 a.m. (Eastern time) on the Closing Date, as if Purchaser were in title for the entire Closing Date provided that the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller.   The following shall be prorated and adjusted between Seller and Purchaser:

(a)The amount of all cash security and any other cash tenant deposits actually held by Seller, and interest due thereon, if any, consistent with the amounts set forth on the Required Tenant Estoppel Certificates where applicable, shall be credited to Purchaser.
(b)To the extent not paid by Tenants as a component of Additional Rent or otherwise, all general or special assessments for public improvements and all assessments due pursuant to any recorded instrument shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.
(c)Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date.  Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date.  Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser from each tenant from and after Closing will be applied as follows:

(i) first, to any accrued Rents that are then due and payable to Purchaser for any months following the Closing Date, (ii) second, to any costs and expenses, including reasonable attorneys’ fees and court costs, incurred by Purchaser in connection with collecting any Delinquent Rent, and (iii) third, to any Delinquent Rents owing to Seller for the period prior to Closing.  To the extent that Seller receives after Closing any Rents from a tenant whose Rent was Delinquent at Closing, Seller shall retain such Rents, up to the amount that was Delinquent at Closing.  Any other Rents collected by Seller following the Closing shall be promptly remitted to Purchaser, irrespective of its application pursuant to this Section. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller.  Purchaser shall not be obligated to employ efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business. “Additional Rents” shall mean any and all amounts due from Tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges that are paid by the tenant(s) to Seller, as landlord, as opposed to charges (e.g., utility) that the tenant(s) pays directly to third parties.  The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
(d) To the extent not paid by the Tenants directly or payable by Tenants as Additional Rent or otherwise, all ad valorem real estate and personal property taxes with respect to the Land and the Improvements (“Taxes”) shall be prorated as of the Closing Date, based on the most currently available final tax bill and on a cash basis for the calendar year in which the Closing occurs (e.g. regardless of the fiscal year for which the Taxes are assessed).  As a result, Seller shall be responsible for all Taxes that accrue prior to the Closing Date and at Closing, Seller shall provide Purchaser with a credit for any accrued, but unpaid Taxes for which Seller is responsible. Purchaser acknowledges that if and to the extent Seller collects from its Tenants monies to be applied to the payment of Taxes, Seller applies those monies on a cash basis.
(e)Seller shall prepare and present to Purchaser at Closing an estimated calculation (the “Seller Reconciliation”) of Operating Expenses (as hereinafter defined) and Property Expenses (as hereinafter defined) for Seller’s period of ownership during the Reconciliation Period (as hereinafter defined).  The Seller Reconciliation shall include without limitation an estimated computation and comparison on a tenant-by-tenant basis of: (A) the amount of Property Expenses incurred and actually paid by Seller with respect to the Reconciliation Period; and (B) the amount of Property Expenses actually received by Seller from the Tenants and/or third parties under the Leases with respect to the Reconciliation Period.  To the extent in Seller’s possession at Closing, the Seller Reconciliation shall include a general ledger, invoices, and all back-up documentation pertaining to the portion of the Reconciliation Period under Seller’s ownership along with supporting documentation of tenant’s calculations and base year determinations (if applicable).
(f)To the extent not billed directly to Tenants or paid as part of Additional Rent (as hereinafter defined) or otherwise by Tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Seller shall cause the meters for such utilities to be read within two (2) days prior to the Closing and shall pay for such utilities based upon such readings. Any “Operating Expenses” (e.g., all costs, fees and expenses relating to the operation, management and repair of the Property, excluding all leasing commissions and tenant improvement costs) that are not paid by the Tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller at Closing.
(g)If the Leases require the Tenants to reimburse Seller for Operating Expenses and/or Taxes (collectively, the “Property Expenses”), then in the event such Property Expenses are reconciled under the terms of the Leases at the end of the calendar year in which the Closing takes place, to reflect the actual Property Expenses incurred for the calendar year, such calendar year shall be deemed to constitute the “Reconciliation Period” for purposes of this Agreement and the following provisions shall apply:
(i)If the Seller Reconciliation indicates that the amount Seller has paid with respect to Property Expenses for the Reconciliation Period exceeds the reimbursement it has received from tenants as of Closing, such sums when collected by Purchaser after the Closing Date shall constitute Rents and shall be paid to Seller or Purchaser in the manner contemplated in Section 13(c). If the Seller Reconciliation indicates that the amount Seller has paid with respect to Property Expenses for the Reconciliation Period is less than the reimbursement it has received from Tenants as of Closing, Seller shall provide Purchaser with a credit at Closing equal to such excess collected by Seller from the tenants.

(ii)Upon the annual reconciliation of Property Expenses for the Reconciliation Period: (i) if such reconciliation results in there being refunds due and payable to the tenants, Seller shall pay to Purchaser Seller's share of such refund amounts prorated for the portion of the year during which Seller owned the Property, to the extent not already refunded at Closing pursuant to Section 13(g)(i) or after Closing pursuant to Section 13(h), and (ii) if such reconciliation results in the tenants owing funds, Purchaser shall deliver to Seller its share of the funds within ten (10) days after Purchaser receives those funds from the tenants, to the extent not already delivered to Seller.

(iii)With respect to reconciliations of Property Expenses for any periods prior to the Reconciliation Period (“Prior Periods”), Seller shall be solely responsible for performing such reconciliation and shall be solely liable and responsible for the payment of any refunds due and payable to the tenants and/or for the collection of any funds owing from tenants by reason of such reconciliation, and Seller shall indemnify, defend and hold Purchaser harmless against any claims made by tenants for refunds for overpayments made on account of Property Expenses for Prior Periods.
(h)Prior to April 1, 2026, Seller shall prepare and present to Purchaser a final calculation (the “Final Reconciliation”) as to all the estimated information contained in the Seller Reconciliation, together with a general ledger, invoices, and all back-up documentation pertaining to the portion of the Reconciliation Period under Seller’s ownership along with supporting documentation of tenant’s calculations and base year determinations (if applicable), to the extent such documentation was not provided with the Seller Reconciliation.  To the extent that: (i) the proration of Operating Expenses made at Closing based on the Seller Reconciliation varies from the proration based on the Final Reconciliation, or (ii) the reconciliation of Property Expenses on the Final Reconciliation, including the amount paid by Seller, and the amount received by Seller from tenants, with respect to Property Expenses for the Reconciliation Period; varies from the reconciliation thereof on the Seller Reconciliation, such variance shall be resolved by payment between the parties, if applicable, within ten (10) days after delivery of the Final Reconciliation, so that the parties are in the same position they would have been if the Final Reconciliation had been used at Closing rather than the Seller Reconciliation.
(i)If any tenant pays “percentage rents” under the terms of its Lease, then the amount paid by such tenant as "percentage rent" with respect to the percentage lease year in which the Closing occurs shall be prorated between Seller and Purchaser if, as and when received from such tenant. All "percentage rents" when received shall be apportioned between Seller and Purchaser on a pro-rated basis based upon the number of days in the percentage rent lease year pre-dating and post-dating Closing, irrespective of the dates or seasons of actual sales or revenues on which such "percentage rents" are based. Purchaser shall use commercially reasonable efforts, in the usual course of Purchaser's operation of the Property, to collect all percentage rent payments becoming due after the Closing for the percentage rent lease years with respect to which percentage rent is to be apportioned between Seller and Purchaser. All percentage rents collected by either party shall be promptly divided and distributed between Purchaser and Seller in accordance with the provisions hereof.
(j)Seller shall not receive any credit at Closing with respect to any unpaid accrued rents, percentage rents and reimbursements for common area maintenance charges, insurance premiums and other lease charges owing from tenants of the Property as of the Closing Date. Seller shall not retain any security deposits or prepaid rent to offset any unpaid accrued rent or other unpaid amounts. With respect to any such unpaid amounts, (x) Seller shall retain the right, at its expense, for a period of  forty (40) days following the Closing Date, to contact the applicable tenant for collection of any such unpaid amounts and, to the extent the applicable lease permits, collection costs and interest (provided, however, Seller shall not be entitled to sue the applicable tenant for collection of unpaid amounts and, to the extent the applicable lease permits, collection costs and interest and Seller shall not be entitled to sue for possession or for a termination of the Lease).
(k)There shall be no proration of Seller’s insurance premiums or of Seller’s insurance policies. Purchaser shall (at its own election) obtain any insurance coverage deemed necessary or appropriate by Purchaser.
(l)At (and subject to) Closing, to the extent there are any unpaid leasing commissions, leasing incentives, and tenant improvement allowances with respect to any Leases which exist as of the Effective Date that remain unpaid as of the Closing Date, Purchaser shall (i) receive a credit against the Purchase Price in the amount thereof, and (ii) assume the obligation for the payment of unpaid leasing commissions and tenant improvement allowances with respect to such Leases.  Purchaser shall be responsible for any and all leasing commissions, tenant improvement expenses and other leasing incentives in respect of any new lease or any renewal, extension or expansion of any Lease entered into or exercised after the Effective Date in accordance with this Agreement.
(m)Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

(n)In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date.  The provisions of this Section 13 shall survive Closing.
14.CLOSING EXPENSES.
(a)In connection with the consummation of this transaction, Seller shall pay:

(i)any and all prorations or adjustments required by this Agreement in favor of Purchaser;

(ii)all conveyance taxes, documentary stamps, and all real estate transfer taxes and state excise taxes;

(iii)all costs and expenses incurred in connection with the transfer of the Fortis roof warranty;

(iv)any and all brokerage commission(s) due to the Broker (as hereinafter defined);

(v)one-half of any escrow and closing agent fee charged by the Title Company;

(vi)the cost or release of any Mandatory Cure Items or the cost to cure any other Title Objections that Seller has expressly elected in writing to cure; and

(vii)Seller’s attorney’s fees.

(b)In connection with the consummation of this transaction, Purchaser shall pay:
(i)all fees in connection with the recording of the Deed;

(ii)the cost of the Title Commitment, the costs of the Title Policy, and the costs of any title insurance premiums ordered thereunder;

(iii)the cost of Purchaser’s due diligence investigations and the Survey;

(iv)one-half of any escrow and closing agent fee charged by the Title Company;
(v)all mortgage recording taxes;

(vi)all endorsements to the Title Policy requested by Purchaser and the premium and endorsement charges for any loan policy of title insurance;

(vii)all costs and expenses incurred in connection with the transfer of any transferable permits, warranties other than the Fortis roof warranty (licenses or non-cash security deposits to Purchaser in connection with the ownership or operation of the Property;

(viii)any and all prorations or adjustments required by this Agreement in favor of Seller; and

(ix)Purchaser’s attorney’s fees.

15.DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

The risk of loss for damage or destruction to the Property by fire or other casualty due to all causes other than the negligence or willful misconduct of the Purchaser’s Representatives is assumed by Seller until the closing of title hereunder. If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

(a)If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $250,000.00 or less, and provided that such Damage and/or Eminent Domain does not materially impact or affect the rights of tenants under the Leases, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) or (b) condemnation proceeds.
(b)If the aggregate cost of repair and/or replacement or the value of the Eminent Domain is greater than $250,000.00, or such Damage or Eminent Domain materially impacts or affects the rights of tenants under the Leases, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.
(c)In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 15, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute.  All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

16.DEFAULT.
(a)Default by Seller. If (i) any of the Seller Representations contained herein are not true and correct on the Effective Date, (ii) after the expiration of the Due Diligence Period, a change of circumstances occurs that was within the control of Seller, was caused by Seller’s actions in breach of this Agreement, and that renders any of the Seller Representations materially inaccurate, untrue, or incorrect, or (iii) Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), then Purchaser, as its sole and exclusive remedy, may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event the Deposits shall be returned to Purchaser, and Seller shall reimburse Purchaser for all documented, third party costs paid or incurred by Purchaser to negotiate this Agreement, conduct its due diligence inspections and pursue the financing and transactions contemplated hereby, such sum not to exceed $50,000.00 (which reimbursement obligation shall survive the termination hereof); or (ii) Purchaser may file an action for specific performance no later than ninety (90) days after the expiration of the cure period set forth in Section 16(c), provided, however, that if the remedy of specific performance is not available due to any intentional or willful action by Seller in violation of this Agreement, including without limitation Seller conveying the Property to any party not related to Buyer, then Purchaser shall be entitled to recover the Deposits, plus its actual damages due to Seller’s default, not to exceed the amount of the Cap.  Nothing in this Section 16(a) shall be deemed to in any way to limit or prevent Purchaser from exercising any right of termination provided to Purchaser elsewhere in this Agreement.  Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations, Purchaser shall have all of its remedies at law and in equity on account of such default.
(b)Default by Purchaser.  In the event Purchaser defaults in its obligations to close the purchase of the Property, or in the event Purchaser otherwise defaults hereunder, then Seller shall be entitled to (and shall), as its sole and exclusive remedy, receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement, provided that this provision will not waive, limit or affect any of the following:  (i) Seller’s right to receive reimbursement for attorneys’ fees incurred to enforce this Section 16(b), (ii) Seller’s rights and remedies arising under or with respect to Purchaser’s release and/or indemnity obligations under this Agreement and/or the Access Agreement, (iii) Purchaser’s obligations to return due diligence documents or provide to Seller Purchaser’s reports in accordance with this Agreement and/or the Access Agreement; and (iv) in the event that following any termination of this Agreement, any actual damages Seller may incur if Purchaser in bad faith asserts any claims or right to the Property that would otherwise delay or prevent Seller from being able to sell the Property or having clear, indefeasible and marketable title to the Property, not to exceed $150,000.00. Notwithstanding the foregoing, in the event Purchaser defaults in any of its post-closing obligations, Seller shall have all of its remedies at law and in equity on account of such default.
(c)Notice and Cure Period. Notwithstanding anything herein to the contrary, no default shall be deemed to have occurred hereunder until such time as (i) the defaulting party has received a written notice from the non-defaulting party formally notifying the defaulting party of its default; and (ii) the default(s) identified in the default notice remains uncured for a period of ten (10) days following the defaulting party’s receipt of such default notice.

(d)In no event shall either party be liable for any special, incidental, punitive or consequential damages.
17.SUCCESSORS AND ASSIGNS.

Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities affiliated with Purchaser provided that Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and such assignee(s) at or prior to Closing. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the respective parties and their successors and permitted assigns. Any other assignment of this Agreement shall only be made with the prior written consent of Seller, in Seller’s sole discretion.

In the event either party elects to assign this Agreement to an Intermediary in connection with a tax-deferred or like-kind exchange, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.

18.LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party.  Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 18 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

19.NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	MDR Salisbury, LLC

P.O. Box 8436

Richmond, VA 23226

Attn: Brent Winn, Chief Financial Officer

Email: bwinn@medalistreit.com

With a copy to

its attorneys:	Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Attn: Paul A. Arena

Email: paularena@mvalaw.com

Purchaser:	Salisbury SC LLC

151 Bodman Place, Suite 201

Red Bank, NJ 07701

Attn: Michael Hazinski

E-mail: mhazinski@fnrpusa.com

With a copy to

First National Realty Partners

125 Half Mile Road, Suite 207

Red Bank, NJ 07701

Attn: Zain A. Naqvi, General Counsel

E-mail: znaqvi@fnrpusa.com

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier, or (iii) when transmitted by electronic mail (if transmitted before 6:00 p.m. Eastern Time on the transmittal date, otherwise on the following business day).  Notices may be delivered on behalf of the parties by their respective attorneys.

20.LIMITATION OF LIABILITY.

Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement.  Except with respect to the foregoing obligations, Purchaser shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

21.BENEFIT.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than JLL Capital Markets representing Seller (“Broker”). If and only to the extent the parties proceed to Closing, Seller shall pay a commission to Broker pursuant to the terms of a separate agreement between Broker and Seller.  Seller and Purchaser each hereby indemnifies, protects, defends and holds the other party and its representatives, employees, directors, officers, principals, and members (the “Indemnified Parties”) harmless from and against all losses, claims, causes of actions, damages suffered or incurred by any or all of the Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of the indemnifying party.  The obligations of the parties pursuant to this Section 22 shall survive the Closing and any termination of this Agreement.

23.SELLER SECURITY

As security for Seller’s post-Closing obligation under this Agreement, Medalist Diversified Holdings, LP (the direct parent entity of the Seller) (“Medalist”) hereby, jointly and severally guaranties the payment by Seller of all obligations of Seller pursuant to this Agreement which expressly survive Closing. In the event that Purchaser incurs any losses in connection with a breach by Seller of Seller’s Representations, subject to Section 7.4, Purchaser shall be entitled to recover such losses from Seller and Medalist, jointly and severally, in an aggregate amount and may proceed against either party or both, in Purchaser’s sole and absolute discretion; it being agreed to by the parties that the obligations of guarantor are independent of the obligations of Seller, and a separate action or actions may be brought and prosecuted against guarantor, whether or not action is brought against Seller, provided that in no event shall the aggregate liability of Seller and Medalist exceed the amount of the Cap. This guaranty shall be coterminous with Seller’s liability for post-Closing obligations under this Agreement and shall expire at the end of the Survival Period only. Subject to the foregoing, the provisions of this Section 23 shall survive the Closing.

24.MISCELLANEOUS.
(a)This Agreement and the Access Agreement constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals other than the Access Agreement are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
(b)If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of North Carolina for observance thereof. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.
(c)This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
(d)The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

(e)Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.
(f)This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement.  A fully executed facsimile or PDF copy of this Agreement shall be effective as an original. The parties agree to conduct business electronically for the sole purpose of executing and delivering this Agreement.  Accordingly, any party to this Agreement may execute this Agreement electronically utilizing DocuSign or any similar technology, or by transmitting its signature on this Agreement by electronic mail, it being the intention of the parties that an electronically generated and/or transmitted signature on this Agreement is binding, and that any person may rely on the authority thereof for implementing the provisions of this Agreement.
(g)In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement.  Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.  All Exhibits attached hereto are incorporated in this Agreement by reference thereto.
(h)This Agreement may not be changed or amended orally, but only by an agreement in writing.  No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.
(i)This Agreement and the Access Agreement represent the full and complete agreement between  Seller and  Purchaser.  Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement or the Access Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement or the Access Agreement.  All discussions, negotiations and writings have been and are merged into this Agreement and the Access Agreement.
(j)Submission of this Agreement for examination or signature of Purchaser or Seller does not constitute an offer to sell or purchase; and this Agreement will not be effective or binding upon the Parties as a contract or otherwise, until execution and delivery by both Seller and Purchaser.
(k)For the duration of the Agreement, so long as Purchaser is not in default, Seller will not market the Property for sale or solicit additional offers or contracts for the purchase of the Property by any third party, nor shall Seller enter into any negotiations for the sale of the Property to any third party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

SELLER:

MDR Salisbury, LLC, a

Delaware limited liability company

By:Medalist Diversified Holdings, L.P.,

a Delaware limited partnership

Its:Sole Member

By:Medalist Diversified REIT, Inc.,

a Maryland corporation

Its:General Partner

By:/s/ C. Brent Winn, Jr.

C. Brent Winn, Jr.

Chief Financial Officer

PURCHASER:

Salisbury SC LLC

By: FNRP Realty Advisors LLC, its Manager

By: /s/ Michael Hazinski

Name: Michael Hazinski

Its: Authorized Signatory

S-1

SCHEDULE OF EXHIBITS

ALegal Description of the Land

BList of Lease Documents

CEscrow Agreement

Dintentionally omitted

E List of Service Contracts

FCertified Rent Roll

GTenant Estoppel Certificate

HAssignment and Assumption of Leases

IForm of North Carolina Special Warranty Deed

JForm of Bill of Sale

KAssignment and Assumption of Contracts and Intangibles

LAccounts Receivable Schedule

EXHIBIT A

LEGAL DESCRIPTION

All of the real property described in deed recorded in Book 1404, Page 10, Rowan County, North Carolina Register of Deeds.

A-1

EXHIBIT B

LIST OF LEASE DOCUMENTS

1.	Adoration Home Health Care of Virginia
a.	Lease dated September 21, 2020
b.	Delivery of Possession and Rent Commencement Date Certificate dated January 27, 2021

2.	Better World Recycling
a.	Temporary License Agreement dated February 17, 2025

3.	Best Wireless 1, Inc. dba Cricket Wireless
a.	Shopping Center Lease dated June 20, 2019
b.	Delivery and Possession of Rent Commencement Date Certificate dated July 22, 2019
c.	Confirmation of Tenant Exercising Option to Renew letter dated December 14, 2022
d.	First Lease Amendment dated August 1, 2025

4.	Citi Trends
a.	Lease dated June 5, 2017
b.	Guaranty dated June 5, 2017
c.	Memorandum of Lease dated June 5, 2017
d.	Possession Date Letter dated June 29, 2017
e.	Confirmation Commencement dated September 29, 2017
f.	First Amendment to Lease dated December 14, 2020
g.	Second Amendment to Lease dated March 3, 2022

5.	Coggins Financial Services
a.	Lease dated September 30, 2010
b.	Tenant Delivery/Possession Letter dated October 11, 2010
c.	Lease Extension Agreement dated February 26, 2013
d.	Lease Extension Agreement No. 2 dated May 31, 2016
e.	Lease Extension Agreement No. 3 dated November 10, 2020
f.	Lease Extension Agreement No. 4 dated July 19, 2023

6.	Family Dollar
a.	Lease Agreement dated December 17, 2007
b.	Short Form Lease (for recording) dated December 17, 2007
c.	SNDA dated December 17, 2007
d.	Food Lion Agreement dated January 22, 2008

e.	Revised Possession Notice dated April 18, 2008
f.	Supplement to Lease Agreement (Delivery Notice) dated April 22, 2008
g.	Space Open / Close Form dated July 17, 2008
h.	First Amendment to Lease Agreement dated January 18, 2018
i.	Ice Storage Permission Letter dated March 15, 2018
j.	Notice Address Change dated April 3, 2019
k.	Email containing Tenant Contact dated October 28, 2020
l.	SNDA dated December 28, 2017
m.	Amended and Restated Short Form Lease (for recording) dated November 7, 2022
n.	Second Amended and Restated Short Form Lease (for recording) dated July 28, 2023
o.	Second Amendment to Lease Agreement dated July 28, 2023
p.	Notice Change letter dated July 10, 2025
q.	Letter dated February 11, 2016 – Tenant election to use own trash and recycle dumpsters

7.	Food Lion
a.	Lease Agreement dated January 20, 1986
b.	Addendum to Lease – Parking and Common Areas – dated January 20, 1986
c.	Addendum to Lease – Tax Addendum – dated January 20, 1986
d.	Letter Agreement – Modification of Completion Date – dated June 9, 1986
e.	First Lease Modification Agreement dated September 1, 1986
f.	Letter Agreement – Square Footage – dated September 4, 1986
g.	Letter Agreement – Modification of Completion Date – dated September 22, 1986
h.	Consent Letter – free standing pedestal phone – dated January 20, 1987
i.	Letter Agreement – parking space count adjustments – dated February 3, 1987
j.	Letter Agreement – parking space count adjustments – dated February 24, 1987
k.	Letter Agreement – restaurant approval – dated March 3, 1987
l.	Second Lease Modification Agreement dated August 27, 1987
m.	Memorandum of Lease dated December 28, 1987
n.	Tenant Correspondence dated January 5, 1993
o.	Tenant Correspondence dated February 19, 1993
p.	Tenant Letter approving outparcel development dated June 16, 1993
q.	Tenant Correspondence dated June 28, 1993, Rack Room parking
r.	Tenant Letter approving restaurant lease dated May 16, 1994
s.	Tenant Letter approving restaurant lease dated August 31, 1994
t.	Tenant Letter regarding lighting installation dated April 10, 1995
u.	Tenant Letter approving restaurant lease dated October 20, 1995
v.	Food Lion Consent dated June 28, 1996
w.	Letter Agreeing to Lease Modifications dated August 6, 1996
x.	Assignment and Assumption of Lease Agreement dated July 1, 2000
y.	Third Lease Modification Agreement dated January 3, 2003

z.	Consent for Kimono Express restaurant dated February 26, 2003
aa.	Consent for Dollar Smart tenant dated March 21, 2003
bb.	Letter Agreement for temporary space dated November 13, 2003
cc.	Fourth Lease Modification Agreement dated November 4, 2004
dd.	Food Lion Agreement re: Family Dollar, dated January 22, 2009
ee.	Lease Consent re: Ace Arcade dated November 7, 2018
ff.	Fifth Lease Modification Agreement

8.	Khaled Abdullah Almanighei dba HWY 70 Tobacco & Vape
a.	Shopping Center Lease dated April 12, 2021
b.	Delivery of Possession Agreement dated June 24, 2021
c.	First Lease Amendment dated December 14, 2023 (Relocation)
d.	First Lease Amendment dated December 14, 2023 (Relocation) - corrected
e.	Notice of Lease Term Dates (unsigned) dated February 6, 2024 (Relocation)

9.	Insight Human Services
a.	Commercial Lease dated June 13, 2025
b.	Acceptance of Premises and Commencement Agreement dated February 7, 2025

10.	Miracle Ear
a.	Short Term Shopping Center Lease Agreement dated August 3, 2010
b.	Tenant Delivery/Possession Letter dated August 25, 2010
c.	Opening Notice dated September 1, 2010
d.	Commencement Date Letter dated September 9, 2010
e.	Email exercising First Option dated June 14, 2011
f.	Letter exercising Second Option Term dated April 5, 2012
g.	Confirmation of Option exercise dated September 29, 2012
h.	Lease Amendment Agreement dated December 12, 2014
i.	Pylon Agreement dated December 12, 2014
j.	Turnover Letter dated December 12, 2014
k.	First Amendment to Lease Amendment Agreement dated February 13, 2019
l.	Second Lease Amendment dated July 12, 2014

11.	New China One
a.	Shopping Center Lease Agreement dated March 13, 2009
b.	Supplement to Shopping Center Lease Agreement Possession Letter dated March 11, 2009
c.	Space Open/Close Form dated March 16, 2009
d.	Rental Schedule Notification dated June 14, 2009
e.	Space Open/Close Form dated August 6, 2009
f.	Assignment and Assumption of Lease dated March 16, 2011
g.	Lease Extension Agreement dated February 18, 2014
h.	Second Lease Extension Agreement dated July 1, 2019

i.	Email with updated contact information dated July 17, 2020

12.	Stepping Stone Medical
a.	Lease dated January 6, 2025
b.	Acceptance of Premises and Commencement Agreement dated February 13, 2025

13.	U.S. Nails and Spa
a.	Lease Agreement dated April 29, 2013
b.	Pylon Agreement dated April 29, 2013
c.	Turnover Letter dated April 29, 2013
d.	Opening Notice dated June 6, 2013
e.	Rent Commencement Letter dated June 14, 2013
f.	Lease Extension Agreement dated July 12, 2016
g.	Amendment of Lease No. 2 dated April 27, 2017
h.	Rent Deferral Letter dated April 8, 2020
i.	Email with Tenant Contacts dated August 7, 2020
j.	Email with Tenant Contacts dated October 26, 2020
k.	Third Amendment to Lease Agreement dated November 20, 2020
l.	Fourth Lease Amendment dated February 28, 2024
14.	Village Inn of Salisbury
a.	Lease Agreement dated March 12, 1987
b.	Amendment to Lease Agreement dated June 1, 1992
c.	Amendment to Lease Agreement dated August 1, 1996
d.	Third Lease Amendment Agreement dated March 17, 1997
e.	Fourth Lease Amendment Agreement dated November 18, 2002
f.	Fifth Lease Amendment Agreement dated July 25, 2005
g.	Sixth Lease Amendment Agreement dated April 19, 2010
h.	Assignment and Assumption of Lease dated May 1, 2010
i.	Seventh Lease Amendment Agreement dated August 4, 2011
j.	Expansion, Renewal and Amendment of Lease No. 8 dated October 30, 2015
k.	Turnover Letter dated October 30, 2015
l.	Ninth Amendment to Lease Agreement dated September 25, 2020
m.	Tenth Amendment to Lease Agreement dated September 10, 2024, including new guaranties

EXHIBIT C

ESCROW AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT made as of this _____ day of _________ , 20_, by and among MDR Salisbury, LLC, a Delaware limited liability company (“Seller”), having an address of P.O. Box 8436, Richmond, VA 23226, Salisbury SC LLC, a Delaware limited liability company, it’s affiliates, successors or assigns (“Purchaser”), having an address at 151 Bodman Place, Suite 201, Red Bank, NJ 07701, (“Purchaser and Seller, collectively, the “Parties”), and Kensington Vanguard National Land Services, LLC, having an address at 41 Madison Avenue, 21st Floor, New York, New York 10010 (“Escrow Agent”).

RECITALS

A.

The Parties wish to deposit funds in the amount of $150,000.00 (such funds together with the interest thereon, if any, the “Deposit”) with Escrow Agent and additional deposits pursuant to the Purchase and Sale Agreement between the Purchaser and Seller;

B.	Escrow Agent is willing to hold the Deposit, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is duly acknowledged, the parties hereto agree as follows:

1)	Purchaser agrees to cause the Deposit to be wired to Escrow Agent.
2)

The Parties agree that Escrow Agent shall cause the Deposit to be deposited in an non-interest bearing account at _______________, as selected by Escrow Agent, in New York, New York, provided the Parties provide Escrow Agent a completed W-9 form.

i) Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest-bearing account.

ii) Escrow Agent has no liability in the event of failure, insolvency, or inability of the depositary to pay said funds, or accrued interest upon demand for withdrawal.

3)	The Parties agree to provide Escrow Agent a joint written instruction for the disbursement of the Deposit, including wiring instructions.
4)	The Parties understand, acknowledge and agree as follows:
a.	Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature.

b.

Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for the gross negligence or willful misconduct of the Escrow Agent, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent.

c.

The Parties jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses which may be incurred by reason of its acting as Escrow Agent other than caused by their gross negligence or willful misconduct of the Escrow Agent. Escrow Agent may charge against the Deposit any amounts owed to it under the foregoing indemnity.

d.

In the event of any litigation between Seller and Purchaser, Escrow Agent may deposit the Escrow with the clerk of the court in which such litigation is pending.  Upon the making of such deposit, Escrow Agent shall be relieved of its duties hereunder and shall have no liability thereafter to any party whatsoever.

5)	It is expressly agreed that this Agreement is for the sole benefit of the parties hereto and shall not be construed or deemed to have been made for the benefit of any third party or parties.
6)

This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York applicable to contracts executed, delivered and to be fully performed in New York.

7)	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall be deemed one agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

MDR Salisbury, LLC, a

Delaware limited liability company

By:	Medalist Diversified Holdings, L.P.,

a Delaware limited partnership

Its:	Sole Member

By:	Medalist Diversified REIT, Inc.,

a Maryland corporation

Its:General Partner

By:__________________________

C. Brent Winn, Jr.

Chief Financial Officer

PURCHASER:

Salisbury SC LLC

By: FNRP Realty Advisors LLC, its Manager

By: _______________________

Name: Michael Hazinski

Its: Authorized Signatory

ESCROW AGENT

Kensington Vanguard National Land Services, LLC

By: ______________________

Name:

Title:

EXHIBIT D

[intentionally omitted]

EXHIBIT E

LIST OF SERVICE CONTRACTS

Orkin, LLC

Suland Fire Protection

The Wright Group, LLC

All contracts will be terminated at closing by Seller

EXHIBIT F

rent roll

Certified Rent Roll as of August 8, 2025

Tenant	Lease From	Lease To	Units	Area (Gross)	Monthly Rent	Yearly Rent
Adoration Home Health Care Virginia, LLC (t0002349)	1/27/2021	4/30/2026	09	3,200.00	4,179.75	50,157.00
Best Wireless 1, Inc. dba Cricket Wireless (t0002365)	7/22/2019	10/31/2028	13	1,200.00	1,271.25	15,255.00
Better World Recycling Inc (t0002369)	3/1/2020	1/31/2026	PARK2	0.00	300.00	3,600.00
Citi Trends (t0002368)	9/28/2017	9/30/2027	17	12,500.00	9,487.50	113,850.00
Coggins Financial Services (t0002364)	10/11/2010	2/28/2029	12	1,200.00	1,250.64	15,007.68
Family Dollar (t0002367)	4/21/2008	12/31/2033	16	8,470.00	7,411.25	88,935.00
Food Lion, LLC #435 (t0002366)	9/8/1987	12/31/2032	15	31,762.00	27,008.00	324,096.00
Insight Human Services, Inc. (t0002804)	1/1/2025	3/31/2030	20	2,500.00	3,333.00	39,996.00
Khaled Abdullah Almanighei (dba HWY 70 Tobacco & Vape) (t0002434)	6/24/2021	8/31/2026	04	1,500.00	1,912.50	22,950.00
South Atlantic Hearing, LLC dba Miracle Ear (t0002425)	8/1/2014	7/31/2027	14	1,500.00	1,091.25	13,095.00
Stepping Stone Medical (t0002786)	1/6/2025	5/31/2030	10	1,050.00	1,400.00	16,800.00
US Nails & Spa (t0002363)	6/3/2013	6/30/2029	11	1,050.00	2,246.42	26,957.04
Village Inn of Salisbury, Inc (t0002400)	9/1/1987	1/31/2036	01	3,300.00	3,712.50	44,550.00
Zhen Kai Li and Wen Lan Zhang dba New China One (t0002412)	3/16/2009	6/30/2029	03	1,200.00	1,732.00	20,784.00
Vacant			05	2,450.00
Vacant			06	1,550.00
Vacant			07	2,250.00
Vacant			08	3,050.00
				79,732.00

EXHIBIT G

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL

[________________], 20[___]

________________________ (Purchaser)

________________________ (Lender)

________________________ (Landlord)

Re:	Lease dated __________, ______, between ______________________, as Landlord, and _______________________, as Tenant, for the property known as _____________________________________ (the “Property”).

Ladies and Gentlemen:

The undersigned hereby certifies to Landlord, Purchaser and Lender as follows:

1.It is the tenant under a lease dated [_________________], [______] (collectively, with all documents listed on Exhibit A hereto, the “Lease”) between [____________________________], as landlord (together with its successors and assigns, “Landlord”), and the undersigned, as tenant (“Tenant”), covering approximately [_______] square feet of space (the “Leased Premises”) at Landlord’s property located at [___________________], [____________________] (the “Property”).
2.The Lease is in full force and effect.  The Lease has not been amended, modified or supplemented except as set forth on Exhibit A.  There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Property.
3.Tenant has accepted possession of and occupies the entire Leased Premises under the Lease.  The term of the Lease commenced on [_________________], [____], and expires on [______________], [____], subject to the following renewal options: [___________________________________________________________________________].

4.The monthly fixed, minimum or basic rent under the Lease is $[__________] and has been paid through the month of [_____________].  All additional rent, percentage rent, Tenant’s proportionate share of real estate taxes and insurance, common area maintenance charges, contributions to any merchant's association or promotional fund and all other sums or charges due and payable under the Lease by Tenant have been paid through the month of [_____________] and no such additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof.
5.The amount of the security deposit is $[_____________].
6.There are no defaults by Tenant or Landlord under the Lease, and Tenant has no knowledge of any event that with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.
7.Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease.
8.All improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord and no allowances from Landlord to Tenant that have not been paid.
9.Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.
10.Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Property.  Tenant does not have any right or option for additional space in the Property.
11.No voluntary actions or, to Tenant's best knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United States or any state thereof.
12.Tenant has no right to terminate the Lease except, to the extent contained in the Lease, in connection with a casualty or condemnation and except, to the extent permitted by applicable law, in connection with an actual or constructive eviction of Tenant.
13.Tenant is not currently in discussions or negotiations (directly or indirectly) with Landlord with respect to any material modification of the Lease, including, without limitation, any reduction in the rent or the term thereof.  Any material modification or amendment of the Lease including, without limitation, any reduction in the rent or the term thereof, shall be null and void and of no force and/or effect (and, without limiting the generality of the foregoing, none of Lender, its designee and/or any purchaser at the sale mentioned in paragraph 14 below shall be bound thereby), unless and until Lender has consented to any such modification or amendment in writing.

14.If Lender or its designee succeeds to Landlord’s (or any successor to Landlord’s) interest in the Property or if a sale by power of sale or foreclosure occurs, Tenant shall attorn to Lender, its designee or a purchaser at such sale as its landlord.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that Lender will rely on this letter in making a loan or otherwise extending credit to Landlord.  The information contained in this letter shall be for the benefit of Lender.

Very truly yours,

[_________________________________]

By:_______________________________
Name:
Title:

[Signature Page to Tenant Estoppel]

EXHIBIT A

List of Amendments

EXHIBIT H

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (the “Assignment”) is made and entered into this ____ day of __________, 20__ (the “Effective Date”) by and between _________________________., a _____________________ (“Assignor”), and ____________________________________ (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated ____________________, and as amended from time to time (as amended, the “Agreement”), for the purchase and sale of the property commonly known as ____________________________ (the “Property”); and

WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals.  The foregoing recitals are hereby incorporated in the body of this Assignment as if fully rewritten and restated herein.
2.Assignment of Leases.  Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those certain leases presently existing and described in Exhibit A attached hereto (collectively, the “Leases”) and any and all guaranties made in connection with the Leases, subject, however, to the terms, covenants and conditions of the Leases and this Assignment.
3.Assignment of Security Deposits.  Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those security deposits actually held by Seller pursuant to the Leases, and identified on Exhibit B attached hereto and made a part hereof (collectively, the “Security Deposits”).
4.Assumption of Obligations.  Assignee hereby accepts the assignment of the Leases, the rents due thereunder and the Security Deposits subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform all of those obligations imposed on the lessor or landlord under the Leases, which obligations accrue from and after the Effective Date.
5.Assignee’s Indemnification.  Assignee hereby indemnifies, protects, defends and holds Assignor, Assignor’s members, the partners, officers, directors and shareholders of Assignor’s members, and their respective successors, and assigns, harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), both known or unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignee of (or Assignee’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue from and after the Effective Date.
6.Assignor’s Indemnification.  Assignor hereby indemnifies, protects, defends and holds Assignee, Assignee’s members, the partners, officers, directors and shareholders of Assignee’s members, and their respective successors, and assigns, harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), both known or unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue prior to the Effective Date.
7.Survival. This Agreement and the obligations of the Parties hereunder shall survive the closing of the transaction referred to in the Agreement, shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns.
8.Counterparts.  This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.
9.Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of North Carolina.
10.Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

By:
Name:
Its:

ASSIGNEE:

By:
Name:
Its:

EXHIBIT I

form of warranty deed

SPECIAL WARRANTY DEED

NORTH CAROLINA)

)

ROWAN COUNTY)

Drafted by:

Return to:Grantee

Excise Tax: $20,000.00

Tax Parcel ID: 331C023

THIS SPECIAL WARRANTY DEED made this ____ day of _______ 2025, by and between:

MDR Salisbury, LLC,

a Delaware limited liability company, (hereinafter “Grantor”),

having an address of P.O. Box 8436, Richmond, VA 23226,

and

Salisbury SC LLC,

a Delaware limited liability company, (hereinafter “Grantee”),

having an address of 151 Bodman Place, Suite 201, Red Bank, NJ 07701

W I T N E S S E T H:

That the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell, and convey unto the Grantee in fee simple, all those certain lot(s) or parcel(s) of land situated in Rowan County, North Carolina, and more particularly described as follows:

See Exhibit A attached hereto and incorporated herein by reference

This instrument prepared by: _________, a licensed North Carolina attorney. Delinquent taxes, if any, to be paid by the closing attorney to the county tax collector upon disbursement of closing proceeds.

The property herein conveyed does not include the primary residence of the Grantor.

The property hereinabove described was acquired by Grantor by instrument recorded in Book 1404, Page 10.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging, to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, but no further, and subject to the exceptions hereinafter stated.

Title to the property hereinabove described is subject to the exceptions set forth on Exhibit B attached hereto and incorporated herein by reference.

[Signature and acknowledgement follow]

Signature Page to

Special Warranty Deed

IN WITNESS WHEREOF, the Grantor has caused this instrument to be executed on the day and year first above written.

MDR Salisbury, LLC,

a Delaware limited liability company

By: ___________________________________(SEAL)

Name:

Title:

STATE/COMMONWEALTH OF ____________________

CITY/COUNTY OF _____________________

I certify that the following person(s) personally appeared before me this day, acknowledging to me that he/she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:  ___________________________.

Date:	Notary Pulic
Printed Name

My commission expires: ________________________________

Exhibit A

Legal Description

Exhibit B

Exceptions to Title

1.Ad valorem property taxes for 2025 and all subsequent years.

EXHIBIT J

FORM OF BILL OF SALE

GENERAL ASSIGNMENT AND BILL OF SALE

This General Assignment and Bill of Sale ("Bill of Sale") is executed and delivered pursuant to that certain Purchase and Sale Agreement dated _____________, 2025 ("Purchase Agreement") between MDR Salisbury, LLC, a Delaware limited liability company ("Seller") and Salisbury SC LLC, a Delaware limited liability company (“Buyer”), covering the real property described in Schedule 1 attached hereto ("Property").  All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, Seller assigns, transfers and conveys to Purchaser all right, title and interest of Seller in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, all machinery and mechanical systems, heating, ventilation and air conditioning systems and equipment, appliances, plumbing systems, electrical systems, furniture, tools and supplies, and all other items of tangible personal property owned by Seller, located on or in and specifically used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants under the Leases. The assignment, transfer and conveyance of the Personal Property is hereby made without any representation or warranty of any kind or nature, express or implied.

Seller makes the foregoing assignments, conveyances and transfers on an “AS-IS” basis, without representation or warranty of any kind, either express or implied, with respect to any such rights or property, the effectiveness or validity thereof, or Buyer’s rights to utilize and rely upon same.  Seller shall, at no cost or liability to Seller, execute such other instruments as Buyer may hereafter reasonably request in order to confirm the foregoing assignments.

SIGNATURE PAGE FOLLOWS

Buyer:

By:
Name:
Its:

Seller:

By:
Name:
Its:

Schedule 1 TO GENERAL ASSIGNMENT AND BILL OF SALE

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT K

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLES

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (the “Assignment”) is made and entered into this ____ day of __________, 20__ (the “Effective Date”) by and between _________________________., a _____________________ (“Assignor”), and ____________________________________ (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated ____________________, and as amended from time to time (as amended, the “Agreement”), for the purchase and sale of the property commonly known as ____________________________ (the “Property”); and

WHEREAS, in connection with the consummation of the transactions contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals; Defined Terms.  The foregoing recitals are hereby incorporated into this Agreement as if fully rewritten and restated in the body of this Assignment.  Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Agreement.
2.Assignment of Contracts and Intangibles. Assignor hereby sells, transfers, conveys, quitclaims, and assigns to Assignee, to the extent assignable, all of its right, title and interest in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties, warranties, roof warranties, and other agreements that expressly benefit the Real Property or the Personal Property, from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors covering the Property or any part of it; provided that any costs in connection with the transfer of the Fortis roof warranty, including, without limitation, the costs of any inspection, repairs or consent, shall be Seller’s sole responsibility; (ii) all existing surveys, architectural plans, mechanical plans, drawings, reports, analyses, prints and specifications pertaining to the Real Property and the Improvements; (iii) trademarks or trade names associated with the Property, including the name “Salisbury Marketplace Shopping Center”; (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements, and (v)  rights to any and all advertising campaigns and marketing and promotional materials relating to the Land or the Improvements (collectively, the “Intangibles”), subject, however, to the terms and covenants of the Intangibles and this Assignment.  Such Intangibles are quitclaimed by Assignor to Assignee on an “AS-IS,” “WHERE-IS,” “WITH ALL FAULTS” basis, and without any recourse, warranties, representations or guaranties, either express or implied, of any kind, nature or type whatsoever, except the foregoing shall be without limitation upon any representations and warranties expressly contained in the Agreement.
3.Assumption of Obligations.  Assignee hereby accepts the assignment of the Intangibles subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform, discharge and fulfill all of the obligations imposed on Assignee, as the owner of the Premises and the successor-in-interest to Assignor, under the Intangibles, which obligations accrue after the date hereof.
4.Counterparts.  This Assignment may be executed in one or more multiple counterparts, all of which, when taken together shall constitute one and the same instrument.
5.Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
6.Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

By:
Name:
Its:

ASSIGNEE:

By:
Name:
Its:

EXHIBIT L

ACCOUNTS RECEIVABLE SCHEDULE

Tenant	Current	0 - 45 owed	46 - 90 owed	91 - 135 owed
United Providers of Health	364.88	0.00	0.00	364.88
US Nails & Spa	44.04	44.04	0.00	0.00
Food Lion, LLC #435	987.93	0.00	987.93	0.00
Family Dollar	3,387.35	0.00	0.00	3,387.35
Citi Trends	1,435.98	798.51	637.47	0.00
Better World Recycling Inc	300.00	300.00	0.00	0.00
Zhen Kai Li and Wen Lan Zhang dba New China One	595.66	0.00	137.93	457.73
South Atlantic Hearing, LLC dba Miracle Ear	1,452.00	1,499.31	1,499.31	-1,546.62
Khaled Abdullah Almanighei (dba HWY 70 Tobacco & Vape)	0	0	0	0
Grand Total	8,567.84	2,641.86	3,262.64	2,663.34